Exhibit 2.1

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of December __, 2024, is entered into by and among Collab CA LLC, a California limited liability company (“Collab LLC”), Collab Z Inc., a Nevada corporation (the “Holding Company”), and the sole member of Collab LLC listed on the Schedule A hereto (the “Member”). Each of the Member, Collab LLC and the Holding Company is a “party” to this Agreement, and one of more of them are the “parties” hereto as the context may require.

RECITALS:

A. The Member currently owns membership interest of Collab LLC as listed on Schedule A hereto.

B. Holding Company was formed for the purpose of reorganizing its and its subsidiaries corporate structure.

C. The Member owns 100% membership interest in Collab LLC.

D. The Holding Company is a corporation duly organized under the laws of the State of Nevada, having its principal executive offices in 29 Orinda Way, Unit 2060 Orinda, California 94563. Immediately prior to the Effective Date of the Share Exchange (as such terms are defined below), Holding Company will have authorized two hundred million (200,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

E. The Board of Directors of the Holding Company, and Managers of Collab LLC, have each deemed advisable and unanimously recommended and approved by all necessary corporate and limited liability company action, this share exchange transaction among Collab LLC, the Member and the Holding Company (the “Share Exchange”) and this Agreement in order to establish the holding company structure and the Holding Company and Collab LLC has approved this Agreement and authorized its execution and delivery.

F. The Member, being the holder of one hundred percent (100%) of the membership interests in Collab LLC has unanimously approved the Share Exchange and this Agreement.

G. The parties intend that the Share Exchange shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

In consideration of the mutual agreements and premises set forth herein, Collab LLC, the Member and the Holding Company hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange. (a) On the Effective Date (as hereinafter defined), one hundred percent (100%) of the membership interests of each of Collab LLC issued and outstanding immediately prior to the Effective Date, as set forth in Schedule A, shall be automatically converted into and exchanged for, without any action on the part of the holder, into a total of [4,550,500] shares of Holding Company Common Stock, pursuant to a statutory share exchange under Nevada law (Nevada Revised Statutes (“NRS”) Section 92A.110, et seq.) and under California law (California Revised Uniform Limited Liability Company Act (“CLLCA”) § 17710 et seq.) and with the effect of NRS Section 92A.250 and of applicable provisions of CLLCA (the “Share Exchange”). As a result of the Share Exchange the Member shall receive the number of shares of the Holding Company’s Common Stock set forth in Schedule A.

(b) As of the Effective Date, as a result of the Share Exchange, the Member shall be the holder of the number of shares of Common Stock set forth on Schedule A hereto. Consequently, as a result of the Share Exchange, (i) Holding Company will have an aggregate Five Million (5,000,000) shares of Common Stock issued and outstanding, [4,550,500] of which will be owned by the Member, (ii) the Member will cease to be the sole member of Collab LLC and (iii) the ownership of one hundred percent (100%) of the membership interest in Collab LLC shall automatically vest in Holding Company and Collab LLC will continue in existence as a direct, wholly-owned subsidiary of Holding Company.

(c) As a result of the Share Exchange, the articles of organization of Collab LLC, except for the admission of the Holding Company as the sole member and the termination of the member interests of the current members, will not be changed and will continue in full force and effect, and the operating agreement of Collab LLC will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated, will be the operating agreement of Collab LLC until thereafter amended as provided by California law and such operating agreement. The articles of incorporation, bylaws, names, offices, corporate identity, and officers and directors of the Holding Company will not be changed as a result of the Share Exchange.

1.2 Holding Company’s Common Stock Certificates. On the Effective Date, Holding Company shall issue and deliver that number of shares of Common Stock to the Member set forth on Schedule A.

1.3 Non-Exercise of Dissenters’ or Appraisal Rights. The members of Collab LLC have waived any rights that they may have to the appraisal of their member interests, and by their signatures on this Agreement, hereby voluntarily agree not to ever exercise their dissenters’ or appraisal rights as set forth in Article 11 of the CLLCA and, to the fullest extent permitted by applicable law, hereby waive any rights (statutory or otherwise) to dissent from the Share Exchange and seek the appraisal of the fair value of their respective member interests in Collab LLC and to have such fair value paid to them in cash in lieu of the terms of this Agreement. If such waiver is determined to be invalid under California law, then the Holding Company agrees to pay to any members of the acquired entity with dissenters’ or appraisal rights the amount to which such members are entitled under the CLLCA.

1.4 Sole Rights. On the Effective Date, the Members who held any certificate or book entry that formerly represented membership interests in Collab LLC outstanding on the Effective Date shall cease to have any rights with respect to said membership interests, and their sole rights shall have been ultimately converted by the Share Exchange.

ARTICLE II

TERMINATION

2.1 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of either Collab LLC on the one hand, or the Holding Company on the other hand, in their sole discretion, by written notice to the other parties. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective parties.

2.2 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective managers, directors, officers, employees, agents or stockholders.

ARTICLE III

EFFECTIVE DATE OF SHARE EXCHANGE

Upon satisfaction of the requirements of applicable law, the Share Exchange shall become effective on the date and time shown on the Articles of Exchange accepted for filing by the Secretary of State of the State of Nevada (the “Effective Date”). The rights of all parties resulting from the Share Exchange shall be determined as of the Effective Date.

ARTICLE IV

MISCELLANEOUS

4.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived in writing at any time by any party which is entitled to the benefit thereof.

4.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, by an amendment in writing.

4.3 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Nevada, without taking into account provisions regarding choice of law.

4.4 Costs and Expenses. Collab LLC shall pay all costs and expenses incurred by them and the Holding Company in connection with this Agreement and the transactions contemplated hereunder.

4.5 Recitals. The Recitals shall be incorporated into the body of this Agreement.

4.6 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

4.7 Entire Agreement. This Agreement represents the entire agreement among the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made among the parties hereto are merged in this Agreement, which shall be the sole expression of the agreement of the parties respecting the Share Exchange. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations and promises of the other parties hereto that are contained herein and has not relied on the oral statements of any other party or its representatives.

4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument. Electronic or pdf copies of the whole Agreement shall be deemed to be the same as an original for all purposes.

4.9 Assignment; Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

4.10 Nonsurvival. The representations, covenants and agreements of the parties contained in this Agreement shall terminate on the Effective Date.

[SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Collab CA LLC

By:
Qiaojun Lai
Manager

By:
Edrick Wang
Manager

Collab Z Inc.

By:
Chief Executive Officer

[Collab LLC and Holding Company Signature Page]

IN WITNESS WHEREOF, the sole Member has duly executed this Agreement as of the date first above written.

By:
Name:	Yuan Wang
Trustee YRQ Irrevocable Trust

[Member Signature Pages]

SHEDULE A

		Membership Interest of Collab CA LLC Owned as of the Date of Execution of this Agreement	Shares of Common Stock of Collab Z Inc. to be Acquired Pursuant to the Exchange Contemplated by this Agreement
#	Member/Shareholder	Ownership %	Shares	Ownership %
1	YRQ Irrevocable Trust	100	[4,550,500]	[*]

EXHIBIT A

Amended and Restated Operating Agreement of Collab CA LLC